Exhibit 11.2
INSIDER TRADING POLICY
1PURPOSE

U.S. Federal and state laws, as well as Brazilian laws and laws of other foreign jurisdictions, prohibit trading in the equity or debt securities of a company while in possession of material non-public information about the company. In order to take an active role in promoting compliance with such laws, and preventing insider trading violations by its officers, directors, employees and certain others, Inter & Co, Inc. (the “Company”) has adopted the policies and procedures described in this memorandum (the “Policy”).
2APPLICABILITY OF THE POLICY

This Policy applies to all transactions in the Company’s securities, including common shares, options for common shares, debt securities and any other securities the Company may issue from time to time, such as preferred stock, warrants and convertible debentures, as well as to derivative securities relating to the Company’s securities, including securities exchangeable into the Company’s securities, depositary receipts representing the Company’s securities, whether or not issued by the Company, such as exchange-traded options, and also quotas of investment funds which invest predominantly in securities of the Company (collectively, “Company Securities”). Its prohibitions apply to actions taken by all officers, directors, employees and temporary employees of the Company and its controlled subsidiaries (together, the “Company Persons” and each a “Company Person”).
Portions of this Policy impose additional obligations on certain Company Persons that have, or are likely to have, regular or special access to material non-public information in the normal course of their duties (“Insiders”). The Company has determined that the persons identified on Attachment A are Insiders for the purposes of this Policy. The Non-statutory Governance Commitee, shall maintain the list of Insiders up to date, by removing or adding persons to the list as necessary.
The restrictions and prohibitions in this Policy on actions by Company Persons also apply to actions by the spouses, minor children and adult members of the households of Company Persons, and any entities that Company Persons directly or indirectly influence or control (“Related Persons”). All Company Persons are responsible for ensuring that such other persons or entities do not engage in the activities restricted or prohibited under this Policy.
This Policy (and/or a summary of this Policy) shall be delivered to all new Company Persons upon the commencement of their relationships with the Company or its controlled subsidiaries and is to be circulated, electronically or not, to all Company Persons whenever this Policy is amended or at least annually.
This Policy enters into force immediately after its approval by the Board of Directors of the Company (“Board”).
3APPLICABLE LAW

I.U.S. Federal and state laws concerning insider trading.
II.Brazilian laws concerning insider trading.
4DEFINITION OF CAPITALIZED TERMS

I.Affiliate. (i) directors of the Company, (ii) officers of the Company, (iii) executive officers of controlled subsidiaries of the Company, (iv) other officers and/or members of statutory committees of direct and indirect controlled subsidiaries of the Company who have influence over the Company’s policies and strategies and/or officers of the Company, (v) shareholders holding 10% or more of the Company’s equity, (vi) legal persons controlled by any of the persons listed in items (i), (ii), (iii), (iv) and (v), and/or (vii) relatives of all people mentioned in items (i), (ii), (iii) and (iv) who live in the same household.
II.AST. American Stock Transfer & Trust Company, LLC.
III.B3. The Brazilian stock exchange.

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IV.Board. Board of Directors of the Company.
V.Clearance Committee. The committee composed by the Senior Vice President of Retail Banking, the Senior Vice President of Finance and Risks, the Chief Strategy and Financial Planning Officer and the General Counsel and Chief Governance and Compliance Officer of the Company, created for the purpose of enforcing the Policy.
VI.Company. Inter & Co, Inc.
VII.Company Persons. All officers, directors, employees and temporary employees of the Company and its controlled subsidiaries.
VIII.Company Securities. Company’s securities, including common shares, options for common shares, debt securities and any other securities the Company may issue from time to time, such as preferred stock, warrants and convertible debentures, as well as to derivative securities relating to the Company’s securities, including securities exchangeable into the Company’s securities, depositary receipts representing the Company’s securities, whether or not issued by the Company, such as exchange-traded options, and also quotas of investment funds which invest predominantly in securities of the Company.
IX.F-144. Form 144.
X.Insiders. Certain Company Persons that have, or are likely to have, regular or special access to material non-public information in the normal course of their duties. The Company has determined that the persons identified on Attachment A are Insiders for the purposes of this Policy.
XI.Non-Statutory Governance Committee. Means the Non-statutory Governance Committee of the Company (or Governance Subcommittee) that reports to de Audit Committee.
XII.Policy. Insider Trading Policy.
XIII.Related Persons. Spouses, minor children and adult members of the households of Company Persons, and any entities that Company Persons directly or indirectly influence or control.
XIV.SEC. Securities and Exchange Commission.
5STATEMENT OF POLICY

5.1GENERAL PROHIBITION AGAINST INSIDER TRADING
I.No Trading or Tipping on Material Non-Public Information
No Company Person may, while in possession of material non-public information about the Company:
(i)buy, sell or otherwise engage in any transactions, directly or indirectly, in any Company Securities, except as described in “Section II – Statement of Policy – Exception” of this Policy;
(ii)make recommendations or express opinions about trading in Company Securities on the basis of such information;
(iii)disclose such information to any third party, including family or household members;
(iv)to enter into lending securities agreement; or
(v)assist anyone in the above activities.
The above restrictions also apply to transacting in the securities of another company while in possession of material non-public information relating to such other company, when that information is obtained in the course of employment with, or other services performed on behalf of, the Company or any subsidiary of the Company.
Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are not excepted from these restrictions. The securities laws do not recognize mitigating circumstances and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.

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II.“Material Non-Public Information”
Material Information. It is not possible to define all categories of material information, as the ultimate determination of materiality by enforcement authorities will be based on an assessment of all of the facts and circumstances. Information that is material at one point in time may cease to be material at another point in time, and vice versa.
In general, information is considered “material” if there is a reasonable likelihood that it would be considered important to an investor in making a decision to buy, hold or sell securities. Any information that could be expected to affect a company’s stock price, whether positive or negative, and whether the change is large or small, may be considered material.
While it may be difficult under this standard to determine whether particular information is material, there are various categories of information that are particularly sensitive and, as a general rule, should always be considered material. Examples of such information include:
(i)Financial results;
(ii)Projections of future revenues, earnings or losses;
(iii)News of a pending or proposed merger;
(iv)News of the disposition or acquisition of significant assets or a subsidiary;
(v)Financial results;
(vi)Projections of future revenues, earnings or losses;
(vii)News of a pending or proposed merger;
(viii)News of the disposition or acquisition of significant assets or a subsidiary;
(ix)Material impairments, write-offs or restructurings;
(x)Creation of a material direct or contingent financial obligation;
(xi)Impending bankruptcy or financial liquidity problems;
(xii)The gain or loss of a substantial client, customer or supplier;
(xiii)Changes in dividend policy;
(xiv)New product announcements of a significant nature;
(xv)Significant product or services defects or modifications;
(xvi)Significant pricing changes;
(xvii)Stock splits;
(xviii)New equity or debt offerings;
(xix)Significant litigation or regulatory exposure due to actual or threatened litigation, investigation or enforcement activity;
(xx)Major changes in senior management; and
(xxi)Material agreements not in the ordinary course of business (or termination thereof).
The Clearance Committee, in consultation as appropriate with other members of senior management of the Company, has the authority to determine whether any information constitutes material non- public information.
Non-Public Information. Information is not considered public until it has been disclosed broadly to the marketplace (for example, included in a press release or a filing with the Securities and Exchange Commission (the “SEC”)) and the investing public has had time to absorb the information fully. Information will be considered to be fully absorbed by 9:30 a.m. U.S. Eastern Time on the second “trading day” after the information is released. If, for example, the Company were to make an announcement on Monday, the information in the announcement would be considered public (and trades could be made) starting at 9:30 a.m. U.S. Eastern Time Wednesday (assuming all relevant days are “trading days”; a “trading day” is a day on which the NASDAQ Stock Market is open for business).
5.2SPECIAL RESTRICTIONS AND PROHIBITIONS
The following transactions present heightened legal risk and/or the appearance of improper or inappropriate conduct on the part of Company Persons, and are restricted or prohibited as follows. The restrictions and prohibitions apply even if the relevant Company Person is not in possession of material non-public information.

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I.Short Sales. Short sales of a security (i.e., the sale of a security that the seller does not own) by their nature reflect an expectation that the value of the security will decline. Short sales can create perverse incentives for the seller, and signal to the market a lack of confidence in the Company’s prospects. Accordingly, no Company Person may engage in a short sale of Company Securities.
II.Publicly Traded Options. A put is an option to sell a security at a specific price before a set date, and a call is an option or right to buy a security at a specific price before a set date. Generally, put options are purchased when a person believes the value of a security will fall, and call options are purchased when a person believes the value of a security will rise. A transaction in options is, in effect, a bet on the short-term movement of the Company’s securities, and therefore creates the appearance of trading on the basis of material non- public information. Transactions in options may also focus a Company Person’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, no Company Person may engage in a put, call or other derivative security transaction relating to Company Securities on an exchange or in any other organized market.
III.Hedging Transactions. Certain forms of hedging or monetization transactions, including zero- cost collars, equity swaps, exchange funds and forward sale contracts, allow a stockholder to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the stockholder to continue to own the covered securities, but without the full risks and rewards of ownership. Because participating in these transactions may cause a Company Person to no longer have the same objectives as the Company’s other stockholders, no Company Person may engage in such transactions.
IV.Blackout Periods. The Company has established quarterly blackout periods, and may impose additional, special blackout periods, to Company Persons each as described below.
V.Quarterly Blackout Periods. Quarterly blackout periods start 24 (twenty-four) calendar days prior to the release of the Company quarterly results and end 1 (one) US business day after the release of the Company quarterly results. Unless otherwise established by the Clearance
Committee, Insiders may not conduct any transactions in Company Securities during quarterly blackout periods (blackout). The Clearance Committee may decide to send notifications to Insiders and to other affected persons (to the latter only if the Clearance Committee decides to impose the quarterly blackout periods to any Company Persons other than Insiders) at the beginning of each the blackout period.
VI.Special Blackout Periods. From time to time the Clearance Committee may impose special blackout periods, during which Insiders and other affected persons will be prohibited from engaging in transactions in Company Securities. In the event of a special blackout period, the Clearance Committee will notify Insiders and other affected persons, who will be prohibited from engaging in any transaction involving the Company Securities until further written notice. The imposition of a special blackout period is itself confidential information, and the fact that it has been imposed may not be disclosed to others.
VII.Modification of a Blackout Period. The Clearance Committee may shorten, suspend, terminate or extend any blackout period at such time and for such duration as it deems appropriate given the relevant circumstances. Any persons affected by such a modification will be appropriately notified.
5.3EXCEPTIONS
I.Stock Option Exercises. This Policy does not apply to the exercise of any employee stock options, whereby a Company Person pays out-of-pocket to exercise and hold the stock, or to the “net exercise” of a tax withholding right pursuant to which a Company Person elects to have the Company withhold shares subject to an option to satisfy tax-withholding requirements. This Policy does apply, however, to any sale of shares as part of a broker- assisted cashless exercise of an option or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

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II.Equity Incentive Plans. This Policy does not apply to the acquisition of shares by a Company Person under Company’s equity incentive plans, including but not limited to RSUs. This Policy does apply, however, to any sale of shares eventually acquired by a Company Person under the Company’s equity incentive plans. The Company, through a decision of the Clearance Committee, reserves, though, the right to prohibit any such transaction as it, in its sole discretion, deems necessary.
5.4ADDITIONAL PROCEDURES AND GUIDELINES
I.Lending Company Securities. The lending of company securities may be permitted during a blackout period or while a Company Person is in possession of MNPI provided that the Company Person has previously entered into a Master Securities Lending Agreement and, cumulatively, such agreement: (i) is not executed or terminated during a blackout period (if an Insider and/or a Company Person to which the blackout period is applicable) or whenever the Company Person is in possession of MNPI; and (ii) delegates full discretionary authority to a broker to determine when and under which conditions such securities lending may be carried out;
II.Transactions under Rule 10b5-1 Plans. Implementation of a trading plan under Rule 10b5-1 under the Exchange Act allows a person to place a standing order with a broker to purchase or sell stock of the Company, so long as the plan specifies the dates, prices and amounts of the planned trades or establishes a formula for those purposes. Trades executed pursuant to a Rule 10b5-1 plan that meets the requirements listed below may generally be executed even though the person who established the plan may be in possession of material non- public information at the time of the trade. A trading plan may only be established when a person is not in possession of material non-public information and when a blackout period is not in effect. Anyone subject to this Policy who wishes to enter into a Rule 10b5-1 plan must submit the trading plan to the General Counsel and Chief Sustainability and Compliance Officer for prior, written approval. All Rule 10b5-1 plans must be placed through American Stock Transfer & Trust Company, LLC (“AST”). Subsequent modifications to any Rule 10b5-1 plan must also be pre-approved by the General Counsel and Chief Sustainability and Compliance Officer. Whether or not pre-approval will be granted will depend on all the facts and circumstances at the time, but the following guidelines should be kept in mind:
(i)The trading plan must be in writing and entered into only when a blackout period is not in effect and when the individual is not in possession of material non-public information;
(ii)The trading plan must be adopted in good faith and not as part of a plan or scheme to evade the anti-fraud rules under the federal securities laws;
(iii)The individual may not have more than one trading plan in effect at any given time, unless (i) there is an earlier- and later-commencing plan designed to operate in sequence, such that one commences after termination of the other or (ii) the additional Rule 10b5-1 plan provides solely for eligible sell-to-cover transactions. A Rule 10b5-1 plan provides for an eligible sell-to-cover transaction where the plan authorizes for the sale of only such securities as are necessary to satisfy tax withholding obligations arising exclusively from the vesting of stock-based compensation and the person establishing the Rule 10b5-1 plan does not otherwise exercise control over the timing of the sales;
(iv)No transactions may be effected outside the plan;
(v)The trading plan must permit its termination by the Company at any time when the Company believes that trading pursuant to its terms may not lawfully occur;
(vi)For directors and officers of the Company, transactions under the trading plan may not commence until the later of (i) 90 days following the execution of the plan or (ii) 2 business days following the disclosure in a Form 20-F or Form 6-K of the Company’s financial results for the fiscal quarter in which the plan was adopted;
(vii)For Company Persons other than directors and officers of the Company, transactions under the trading plan may not commence until 30 days following the adoption of the plan;

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(viii)The trading plan should, in the absence of special circumstances, be for a period of not less than one year;
(ix)The trading plan should provide for relatively simple pricing parameters (e.g., limit orders), rather than complex formulae for determining when trading under the plan may occur and at what price;
(x)A person may only enter in a trading plan designed to effect the open-market purchase or sale of the total amount of securities as a single transaction that does not provide solely for eligible sell-to-cover transactions if the individual has not, in the prior 12 months, entered into another trading plan designed to effect the open-market purchase or sale of the total amount of securities as a single transaction;
(xi)The trading plan may generally not be terminated or amended once it is executed to avoid calling into question the original “bona fides” of the plan; any amendment must be made only during a non-blackout period when the person is not in possession of material non- public information and transactions under the amended plan may not commence, for directors and officers of the Company, until the later of (i) 90 days following the execution of the amendment or (ii) 2 business days following the disclosure in a Form 20-F or Form 6-K of the Company’s financial results for the fiscal quarter in which the plan was amended. For Company Persons other than directors and officers of the Company, transactions under the amended plan may not commence until 30 days following the amendment of the plan;
(xii)Directors and officers of the Company must include a representation in their trading plan that, at the time of the adoption of a new or modified plan: (i) they are not aware of material non-public information about the Company or the Company Securities, and (ii) they are adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5;
(xiii)Trading plans do not obviate the need to file Form 144 and the fact that a reported transaction was made or is to be made pursuant to a trading plan should be noted on the Form;
III.Affiliates. The following Company Persons are considered an “affiliate”, (i) directors of the Company, (ii) officers of the Company, (iii) executive officers of controlled subsidiaries of the Company, (iv) other officers and/or members of statutory committees of direct and indirect controlled subsidiaries of the Company who have influence over the Company’s policies and strategies and/or officers of the Company, (v) shareholders holding 10% or more of the Company’s equity, (vi) legal persons controlled by any of the persons listed in items (i), (ii), (iii), (iv) and (v), and/or (vii) relatives of all people mentioned in items (i), (ii), (iii) and (iv) who live in the same household. If wishes to sell Company Securities, the Affiliate may be required to file before the SEC a Form 144 (“F-144”) on the same day of the sale. The Governance team of the Company will communicate the Affiliate in case they need to file the F-144 before SEC and the Governance team of the Company may support the Affiliate in filling-in the F- 144 and submitting it to the SEC. Nonetheless, it must be noted that Affiliates shall be fully available to the Investor Relations team to allow the procedure to be completed on time, as the Affiliates are the responsible party. After the F-144 is signed-off, the Investor Relations team will submit it to SEC and trading will be allowed. The number of Company Securities sold by an Affiliate during any three-month period must not exceed the greater of (i) 1% of the outstanding securities of the class being sold; and (ii) the average weekly reported volume of trading in the Company Securities on Nasdaq during the four weeks prior to the filing of notice on F-144. All Affiliates must send the brokerage note of every and all transactions they enter concerning Company Securities to the Clearance Committee immediately after each transaction and no later than 5 days following each transaction. Regardless of the filing of the F-144, the number of Company Securities sold by an Affiliate during any three-month period shall not exceed the greater of (i) 1% of the outstanding securities of the class being sold; and (ii) the average weekly reported trading volume of the Company Securities on Nasdaq during the four weeks preceding the filing of the Form F-144. If the Affiliate is informed of the intention to sell the Company's Securities, the Company's Governance team may assist the Affiliate in completing the F-144 and filing it with the SEC. However, it is the Affiliate responsibility to comply with this obligation.

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IV.Filing of F-144 by Affiliates. Affiliates must file the F-144 at the SEC on the same day that they sell shares issued by the Company (INTR) when the sale causes: (i) the total number of Company Securities sold in the three (3) months preceding such trade to exceed five thousand (5,000) Company Securities; or (ii) the total amount obtained from sales of Company Securities in the three (3) months preceding such trade to exceed fifty thousand U.S. dollars (US$50,000.00). As long as the Company Securities sold are only BDRs, there is no need to file the F-144. However, when selling a share in the Company, the Affiliate needs to include the sales of BDRs made in the last 3 (three) months in the calculation of the limits indicated above to check whether it needs to file the F-144. If the Affiliate is informed of its intention to sell the Company's Securities, the Company's Governance team may assist the Affiliate in completing the F-144 and filing it with the SEC. However, it is the Affiliate who is responsible for complying with this obligation.
V.Communication on Trading by Affiliates. The (i) directors of the Company, (ii) officers of the Company, and (iii) members of the Company's statutory committees must inform the Company of all trades in the Company's Securities that: (a) they personally carry out, and (b) are carried out by a spouse from whom they are not legally or extrajudicially separated, a partner, any dependent included in their annual income tax return and by companies directly or indirectly controlled by them. This communication must be made within five days of each trade taking place and must contain the information specified in article 11, third paragraph of Resolution 44 of the Brazilian Securities Commission (CVM).
VI.Trading Venue. All Brazilian Insiders must hold and trade Company Securities exclusively at Inter DTVM and/or Inter&Co Securities, LLC (in partnership with Apex or otherwise), depending on whether the Company Securities are listed on the Brazilian stock exchange ("B3") or on Nasdaq, respectively. All Brazilian Insiders will be given 30 calendar days following the date of the approval of this Policy to start complying with this obligation. All new Brazilian Insiders will be given 30 calendar days to start complying with this obligation following the date they became Insiders.
VII.Confidentiality of All Non-Public Information. Company Persons must maintain the confidentiality of the Company’s non-public information. In the event a Company Person receives any inquiry or request for information (particularly financial results and/or projections, and including to affirm or deny information about the Company), from any person or entity outside the Company, such as a stock analyst, and it is not part of such Company Person’s regular corporate duties to respond to such inquiry or request, the inquiry should be referred to Investor Relations.
VIII.Individual Responsibility. All Company Persons have the individual responsibility to comply with this Policy. A Company Person may, from time to time, have to forgo a proposed transaction in Company Securities even if he or she planned to make the transaction before learning of the material non-public information. While the Clearance Committee may be consulted regarding the application of this Policy, including the appropriateness of engaging in a particular transaction at a particular time, the responsibility for adhering to this Policy and avoiding unlawful transactions, and ensuring that related persons (as described above) do the same, rests with each Company Person.
IX.Post-Termination Transactions. This Policy applies even after termination of employment or service with the Company. If a Company Person is in possession of material non-public information when his or her employment or service terminates, that person may not trade in Company Securities (or another company’s securities, as described in this Policy) until such information has become public or is no longer material.

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5.5POTENTIAL CRIMINAL AND CIVIL LIABILITY AND/OR DISCIPLINARY ACTION
I.Criminal and Civil Liability. Pursuant to U.S. Federal and state laws, as well as the laws of other foreign jurisdictions, persons engaging in transactions in a company’s securities at a time when they have material non-public information regarding the company, or that disclose material non-public information or make recommendations or express opinions on the basis of material non-public information to a person who engages in transactions in that company’s securities (“tipping”), may be subject to significant monetary fines and imprisonment. The SEC has imposed large penalties even when the disclosing person did not profit from the trading; there is no minimum amount of profit required for prosecution.
II.Possible Disciplinary Action. Company Persons who violate this Policy will be subject to disciplinary action by the Company, which may include ineligibility for future participation in the Company’s equity incentive plans or termination of employment.
5.6INQUIRIES
Any person who has a question about this Policy or its application in general may obtain additional guidance from the Clearance Committee. If there is any uncertainty as to the appropriateness of any such communications, please consult with the Clearance Committee before speaking with anyone, especially brokers or any other persons or entities contemplating or executing securities trades. Any inquiries to the Clearance Committee shall be submitted by email to clearance.committee@bancointer.com.br.
6ATTRIBUTIONS AND COMPETENCIES

6.1BOARD OF DIRECTORS OF THE COMPANY
I.Approve the Securities Trading Policy.
II.Approve amendments to the Securities Trading Policy, whenever deemed necessary.
6.2CLEARANCE COMMITTEE
I.Maintain the list of Insiders, removing and/or adding persons to the list as it may deem necessary.
II.Determine whether any information constitutes material non-public information.
III.Decide whether notifications to Insiders and to other affected persons (to the latter only if the Clearance Committee decides to impose the quarterly blackout periods to any Company Persons other than Insiders) shall be sent at the beginning of each blackout period.
IV.Impose, whenever it deems necessary, special blackout periods.
V.Shorten, terminate, or extend any blackout period if it deems necessary.
VI.Answer queries from Company Persons concerning the Insider Trading Policy submitted by email to clearance.committee@bancointer.com.br.
7APPROVAL

I.Legal Senior Lawyer – Ana Flávia Marques Guimarães
II.Legal Manager - Débora Resende Castanheira
III.General Counsel and Chief Governance and Compliance Officer - Ana Luiza Vieira Franco Forattini
IV.Board of Directors of Inter&Co, Inc.

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8ATTACHMENT A

INSIDERS
I.Officers of the Company and its controlled subsidiaries, as well as their family living in the same household;
II.Directors of the Company and its controlled subsidiaries, as well as their family living in the same household;
III.Members of Statutory Committees of the Company and its controlled subsidiaries, as well as their family living in the same household;
IV.All employees of the following areas of the Company and its controlled subsidiaries, as well as their family living in the same household: investor relations, economic research, legal, communications and brand experience, compliance, internal audit, finance, business development, international business, strategic projects, risks, internal controls, cybersecurity, treasury, trading desk, performance management and controllership; and
V.All employees in leadership positions (supervisors, coordinators, managers, executive managers, and superintendents) in all areas of the Company and its controlled subsidiaries, as well as their family living in the same household.

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